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                                                                      Exhibit 21


                                HANDY & HARMAN


                     SUBSIDIARIES AS OF DECEMBER 31, 1997


Alloy Ring Service, Inc.
Camdel Metals Corporation
Continental Industries, Inc.
Daniel Radiator Corporation
Ele Corporation
H&H Ltd.
H&H Productions, Inc. (Formerly Greenback Industries, Inc.)
Handy & Harman Automotive Group, Inc.
(Handy & Harman Radiator Corporation and Handy & Harman
Automotive Group, Inc. merger)
Handy & Harman Electronic Materials Corporation
Handy & Harman Europe Ltd.
Handy & Harman of Canada, Limited
Handy & Harman International, Ltd.
Handy & Harman Peru, Inc.
Handy & Harman Tube Company, Inc.
Handy & Harman UK Holdings Limited
Indiana Tube Corporation
Indiana Tube Danmark A/S
KJ-VMI Realty, Inc. (Formerly Valley Metals Inc.)
Lucas-Milhaupt, Inc.
Maryland Specialty Wire, Inc.
Micro-Tube Fabricators, Inc.
Olympic Manufacturing Group, Inc.
Pal-Rath Realty, Inc. (Formerly Rathbone Corporation)
Platina Labortories, Inc.
Rigby-Maryland (Stainless), Ltd.
Sheffield Street Corporation
(Formerly American Chemical & Refining Company, Incorporated)
Sumco Inc.
SWM, Inc.
(Formerly South Windsor Metallurgical, Inc.)
Willing B Wire Corporation

      In addition to the wholly-owned subsidiaries listed above, the Company has a 5% interest in Mizuno Handy Harman, Ltd. and a 50% interest in Handy & Harman (Asia), S.A. Handy & Harman (Asia), S.A. owns 100% of Handy & Harman
(HK) Limited and 75% of Handy & Harman Manufacturing (Singapore) Pte. Ltd. The Company owns 12 1/2% of Handy & Harman Manufacturing (Singapore) Pte. Ltd.

       The Company, through Handy & Harman Peru, has a 70% interest in the Electro-Connection Finishers joint venture.